Exhibit 10.1

AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT

This Amendment No. 2 to Equity Purchase Agreement, dated as of June 26, 2012 (this “Amendment”), is entered into by and among Hicks Acquisition Company II, Inc., a Delaware corporation (“Buyer”), HH-HACII, L.P., a Delaware limited partnership (the “Sponsor”), Appleton Papers Inc., a Delaware corporation (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”).

WHEREAS, Buyer, the Sponsor, Appleton and PDC are parties to that certain Equity Purchase Agreement, dated as of May 16, 2012 as amended by Amendment No. 1 to Equity Purchase Agreement (the “Equity Purchase Agreement”), and Buyer and PDC are parties to that certain Cross Purchase Agreement, dated as of May 16, 2012 (the “Cross Purchase Agreement” and, together with the Equity Purchase Agreement, the “Purchase Agreements”), and pursuant to the Purchase Agreements, through a series of transactions, Appleton will become a non-wholly-owned subsidiary of Buyer;

WHEREAS, each capitalized term used, but not defined, herein shall have the meaning given to such term in the Equity Purchase Agreement; and

WHEREAS, Buyer, the Sponsor, Appleton and PDC desire to enter into this Amendment to amend the terms of the proposed Warrant Agreement Amendment to eliminate the ability of holders of Public Warrants to receive the Earn-Out Share Consideration (as defined in Amendment No. 1 to Equity Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Equity Purchase Agreement as set forth herein:

1. Amendment of Equity Purchase Agreement.

(a) The form of the Warrant Agreement Amendment is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto.

(b) Section 6.21 of the Equity Purchase Agreement is hereby amended and restated in its entirety as follows:

6.21 Reservation of Buyer Common Stock. Buyer hereby agrees that at or prior to the Closing there shall be, or Buyer shall cause to be, reserved for issuance and/or delivery, and Buyer shall thereafter maintain a reserve for issuance and/or delivery, such number of shares of Buyer Common Stock as may be (i) issued upon the exchange of the Company Class B Exchangeable Units pursuant to the Exchange and Support Agreement, (ii) issued as Contingency Consideration, (iii) issued as Sponsor Warrant Earn-Out Shares and (iv) reserved under the Equity Incentive Plan.

(c) Section 9.14 of the Equity Purchase Agreement is hereby amended by deleting the definition of “Earn-Out Share Consideration” in its entirety.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Equity Purchase Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Amendment Included. This Amendment shall be construed in connection with and as part of the Equity Purchase Agreement. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Equity Purchase Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than such courts sitting in the State of Delaware.

(d) Binding Effect. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(e) Entire Agreement. This Amendment (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. Except as set forth in this Amendment, provisions of the Equity Purchase Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(f) Severability. If any provision of this Amendment or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.

By:	/s/ Christina Weaver Vest
Name:	Christina Weaver Vest
Title:	CEO

HH-HACII, L.P.

By:	HH-HACII GP LLC, its General Partner

	By:	/s/ Christina Weaver Vest
	Name:	Christina Weaver Vest
Title:

APPLETON PAPERS INC.

By:	/s/ Jeffrey Fletcher
Name:	Jeffrey Fletcher
Title:	VP Controller

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Jeffrey Fletcher
Name:	Jeffrey Fletcher
Title:	VP Controller

EXHIBIT A

WARRANT AGREEMENT AMENDMENT

[Attached]

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1 to Warrant Agreement, dated as of July     , 2012 (this “Amendment”), is entered into by and between Hicks Acquisition Company II, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of October 8, 2010 (the “Warrant Agreement”);

WHEREAS, the Company consummated its initial public offering on October 14, 2010, pursuant to which the Company issued 15,000,000 units;

WHEREAS, each unit issued in the Company’s initial public offering consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $12.00 per share (such 15,000,000 warrants, the “Offering Warrants”);

WHEREAS, pursuant to a private placement, simultaneously with the Company’s initial public offering, the Company issued to HH-HACII, L.P., a Delaware limited partnership (the “Sponsor”), 6,666,667 warrants (the “Sponsor Warrants” and, together with the Offering Warrants, the “Warrants”), with each Sponsor Warrant exercisable to purchase one share of Common Stock at an exercise price of $12.00 per share;

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and each capitalized term used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement;

WHEREAS, the Company has entered into that certain Equity Purchase Agreement, dated as of May 16, 2012 (as amended by Amendment No. 1 to Equity Purchase Agreement, dated as of June 20, 2012, and by Amendment No. 2 to Equity Purchase Agreement, dated as of June 26, 2012, the “Equity Purchase Agreement”), with the Sponsor, Appleton Papers Inc., a Delaware corporation (n/k/a Appleton Papers LLC, a Delaware limited liability company) (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”), and that certain Cross Purchase Agreement, dated as of May 16, 2012 (the “Cross Purchase Agreement” and, together with the Equity Purchase Agreement, the “Purchase Agreements”), with PDC, and pursuant to the Purchase Agreements, through a series of transactions, Appleton will become a non-wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Equity Purchase Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to (i) with respect to the Offering Warrants, adjust the number of shares of Common Stock issuable upon the exercise of an Offering Warrant to one-half of one share of Common Stock and pay the holder of such Offering Warrant $0.625 in cash and (ii) with respect to the Sponsor Warrants, adjust the number of shares of Common Stock issuable upon the exercise of a Sponsor Warrant to one-half of one share of Common Stock and, in addition, provide that the holder of each Sponsor Warrant shall be entitled to receive 0.0879 shares of Common Stock, which shares shall be subject to forfeiture in the event the Common Stock does not achieve a certain stock price target (items (i) and (ii), collectively, the “Warrant Proposal”);

WHEREAS, the Registered Holders of 65% of the Offering Warrants have voted in favor of this Amendment and the Warrant Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Amendment of Warrant Agreement.

(a) Section 3.1 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of the Common Stock stated therein, at the price of $12.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement shall mean the price per share at which a full share of the Common Stock may be purchased at the time a Warrant is exercised. In the event a Warrant may be exercised to purchase a fraction of a share of Common Stock, the exercise price to purchase such fractional share shall be equal to the Warrant Price multiplied by a fraction equivalent to the fraction of a share issuable upon exercise of such Warrant. For example, if a Warrant is exercisable to purchase one-half of one share of Common Stock and the Warrant Price is $12.00, such one-half of one share of Common Stock may be purchased by the holder of such Warrant for $6.00. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

(b) Section 4.3 of the Warrant Agreement is hereby amended by replacing the word “Whenever” at the beginning of the first sentence of Section 4.3 with the following:

Except as set forth in subsections 4.4.1 and 4.4.2 (in which case no adjustments shall be made pursuant to this Section 4.3), whenever

(c) Section 4.4 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

4.4 Adjustments in Connection with Equity Purchase Agreement; Replacement of Securities Upon Reorganization, etc.

4.4.1 Adjustments to Offering Warrants. Upon the closing of the transactions contemplated by that certain Equity Purchase Agreement, dated as of May 16, 2012, as amended (the “Equity Purchase Agreement”), by and among the Company, the Sponsor, Appleton Papers Inc. (n/k/a Appleton Papers LLC, a Delaware limited liability company), a Delaware corporation (“Appleton”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”), the Offering Warrants shall be adjusted as follows: (x) the number of shares of Common Stock issuable upon the exercise of an Offering Warrant shall be adjusted to one-half of one share of Common Stock (such adjustment, the “Per-Warrant Share Adjustment”); and (y) the Registered Holder of such Offering Warrant at such time shall be entitled to receive $0.625 in cash (the “Cash Consideration”); provided that the Warrant Price shall not be adjusted, pursuant to Section 4.3 or otherwise, in connection with the Per-Warrant Share Adjustment. For the avoidance of doubt, assuming the Warrant Price is $12.00 per share of Common Stock immediately prior to the Per-Warrant Share Adjustment, the Warrant Price shall remain $12.00 immediately after the Per-Warrant Share Adjustment and, as such, the holder of an Offering Warrant immediately after the Per-Warrant Share Adjustment shall have the right to purchase one-half of one share of Common Stock for $6.00. After giving effect to the Per-Warrant Share Adjustment, the Offering Warrants must be exercised in pairs or, to the extent practicable, other amounts necessary to avoid the necessity of issuing fractional shares of Common Stock. The Company will have the right to make rules, not inconsistent with the terms of this Agreement or the Equity Purchase Agreement, governing the manner of payment of Cash Consideration.

4.4.2 Adjustments to Sponsor Warrants.

(a) Sponsor Warrant Adjustment. Upon the closing of the transactions contemplated by the Equity Purchase Agreement, the Sponsor Warrants shall be adjusted as follows: (x) the number of shares of Common Stock issuable upon the exercise of a Sponsor Warrant shall be adjusted pursuant to the Per-Warrant Share Adjustment; and (y) in addition, each Sponsor Warrant shall entitle the holder thereof to receive 0.0879 shares of Common Stock (the “Sponsor Warrant Earn-Out Shares”), which shares shall be returned to the Company for cancellation, at no cost, in the event that the Common Stock does not have a Trading Price (as defined below) of $12.00 or above per share for twenty (20) Trading Days (as defined below) out of thirty (30) consecutive Trading Days on or prior to the fifth anniversary of the closing of the transactions contemplated by the Equity Purchase Agreement (the “Stock Target”) (such adjustment, the “Sponsor Warrant Adjustment”); provided that the Warrant Price shall not be adjusted, pursuant to Section 4.3 or otherwise, in connection with the Per-Warrant Share Adjustment. For the avoidance of doubt, assuming the Warrant Price is $12.00 per share of Common Stock immediately prior to the Per-Warrant Share Adjustment, the Warrant Price shall remain $12.00 immediately after the Per-Warrant Share Adjustment and, as such, the holder of a Sponsor Warrant immediately after the Per-Warrant Share Adjustment shall have the right to purchase one-half of one share of Common Stock for $6.00. After giving effect to the Per-Warrant Share Adjustment, the Sponsor Warrants must be exercised in pairs or, to the extent practicable, other amounts necessary to avoid the necessity of issuing fractional shares of Common Stock. To the extent impracticable to issue whole shares, the provision of Section 4.6 shall apply. The Stock Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date of the closing of the transactions contemplated by the Equity Purchase Agreement. “Trading Day” shall mean any day on which the Common Stock is traded and/or quoted on the Nasdaq Stock Market LLC (“Nasdaq”) or, if Nasdaq is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; and (ii) “Trading Price” shall mean, on any particular Trading Day, (A) if the Common Stock is quoted on Nasdaq or listed or quoted on another principal trading market, the closing or last reported price of a share of Common Stock for such Trading Day on such trading market (as reported by Bloomberg L.P. or a similar organization or agency succeeding to its functions of reporting prices) or (B) in the event no trading price is established for the Common Stock for a Trading Day, the greater of (x) the last price established for the Common Stock in the most recent preceding Trading Day on which the Common Stock was traded or (y) the last bid for the Common Stock in the most recent preceding Trading Day in which the Common Stock was traded (in each case, as reported by Bloomberg L.P. or a similar organization succeeding to its functions of reporting prices).

(b) Change of Control. In the event a “Change of Control” (as defined below) of the Company occurs in which the Common Stock is valued in connection with such Change of Control equal to or in excess of $12.00 per share prior to the earlier of (i) the time when all of the Sponsor Warrant Earn-Out Shares have ceased to be subject to forfeiture following the achievement of the Stock Target and (ii) the fifth year anniversary of the closing of the transactions contemplated by the Equity Purchase Agreement, the Sponsor Warrant Earn-Out Shares shall cease to be subject to forfeiture pursuant to subsection 4.4.2(a). For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to the Company upon:

(A) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of the Company and any corporation, partnership, joint venture or other legal entity of which the Company (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (collectively, “Subsidiaries”), taken as a whole;

(B) a merger, consolidation or other business combination of the Company (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of the Company and its Subsidiaries that results in the stockholders of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all of the assets of the Company and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions;

(C) a transaction or series of related transactions in which a majority of the board of directors or equivalent governing body of the Company (or any successor or other entity holding all or substantially all of the assets thereof and its subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were neither members of the board of directors nor nominated by the board of directors or a committee of the board of directors or equivalent governing body of the Company (or such successor or other entity) immediately prior to such transaction; or

(D) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the closing of the Transactions contemplated by the Equity Purchase Agreement) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of the Company representing more than 50% of the voting power of the capital stock of the Company entitled to vote for the election of directors of the Company.

4.4.3 Replacement of Securities Upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of the Common Stock (other than a change under subsections 4.1.1 or 4.1.2, Section 4.2 or subsections 4.4.1 or 4.4.2 hereof or that solely affects the par value of such shares of the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of the Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, however, that if more than 30% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant Price shall be reduced by an amount (in dollars) equal to the quotient of (x) $18 (subject to adjustment in accordance with Section 6.1 hereof) minus the Per Share Consideration (as defined below) (but in no event, less than zero), and (y): if the applicable event is announced on or prior to the third anniversary of the closing date of the initial Business Combination, 2; if the applicable event is announced after the third anniversary of the closing date of the initial Business Combination and on or prior to the fourth anniversary of the closing date of the initial Business Combination, 2.5; if the applicable event is announced after the fourth anniversary of the closing date of the initial Business Combination and on or prior to the Expiration Date, 3. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of the Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of the Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4.3. The provisions of this Section 4.4.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(d) Section 4.6 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, in lieu of such fractional share interests, pay to such holder an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the Trading Price on the exercise date.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly set forth in this Amendment, the terms, provisions and conditions of the Warrant Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(b) Amendment Included. This Amendment shall be construed in connection with and as part of the Warrant Agreement and the Warrants. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Warrant Agreement and the Warrants without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

(c) Governing Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(e) Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(f) Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(g) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

REGISTERED HOLDERS:

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By:
Name:
Title:

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By:
Name:
Title:

Signature Page to Amendment No. 1 to Warrant Agreement